Exhibit 10.7
EQUITY JOINT VENTURE CONTRACT
OF
[NAME OF JOINT VENTURE]
BETWEEN
YIMA COAL INDUSTRY GROUP CO., LTD.
AND
SYNTHESIS ENERGY INVESTMENT HOLDINGS, INC.

This Equity Joint Venture Contract (the “Contract”) is executed on 30 April 2009 by and between the following Parties:
Yima Coal Industry Group Co., Ltd. (“YMCIG”); and
Synthesis Energy Investment Holdings, Inc. (“SES”)
Preamble
     The JV Company seeks, in the spirit of economic cooperation and technological exchange, and relying on the advantages of Yima Coal Chemical Industrial Park, to produce [INSERT SCOPE OF JV COMPANY]suitable for the market. The JV Company will use advanced equipment, technology and management systems to improve the quality and competitiveness of the products, and seek satisfactory economic returns.
Chapter I General Principles
     YMCIG and SES have entered into this Contract in the spirit of equality and mutual benefit through friendly consultations and in accordance with the “Law of the People’s Republic of China on Equity Joint Ventures”, the “Detailed Rules for the Implementation of the Law of the PRC on Sino-Foreign Co-Equity Joint Ventures”, and other Chinese laws and regulations.
Chapter II Parties to the Contract
Article 1 The parties to this Contract (the “Parties” or a “Party”) are:
     Yima Coal Industry Group Co., Ltd. a limited-by-share company incorporated in accordance with the laws of the People’s Republic of China, with its registered address at No. 6 Qian Qiu Road, Yima City, Post Code: 472300, Henan Province, China.
     Legal Representative (Nationality): Wu Yu Lu (PRC)
     Synthesis Energy Investment Holdings, Inc. a company incorporated in accordance with the laws of Mauritius, with its registered address 3/F Amod Building, 19 Poudriere Street, Port Louis, Mauritius,
     Authorized Representative (Nationality): Donald P. Bunnell (USA)
Chapter III Equity Joint Venture
Article 2 [NAME OF JOINT VENTURE] (the “JV Company”) shall be an equity joint venture company formed by YMCIG and SES in accordance with the provisions of the “Law of the PRC on Sino-Foreign Equity Joint Ventures” and other Applicable Laws.
SES – YMCIG EJV

Article 3 The name of the JV Company shall be [NAME OF JOINT VENTURE] in Chinese and [NAME OF JOINT VENTURE] in English.
     The legal address of the JV Company shall be at Mazhuang Industrial Park, Yima City, Henan Province, Post Code: 472300.
Article 4 All activities of the JV Company shall be in compliance with Chinese laws and regulations.
Article 5 The JV Company shall adopt the organizational form of a limited liability company with independent legal person status, carry out independent business accounting and enjoy benefits or assume losses on its own. The Parties hereto shall distribute profits in accordance with the terms set forth herein and shall bear risks and losses to the limit of their respective contributions to the registered capital of the JV Company.
Chapter IV Purpose, Business Scope and Scale
Article 6 The aims of the Parties to the JV Company are [INSERT AIM OF JV COMPANY].
Article 7 The business scope of the JV Company is [INSERT SCOPE OF JV COMPANY].
Article 8 The production scale of the JV Company will be the production of approximately [INSERT SCALE OF JV COMPANY].
Chapter V Total Investment, Registered Capital, Form of Investment and Financing of
the JV Company
Article 9 The total investment in the JV Company shall be RMB [INSERT AMOUNT].
Article 10 The registered capital of the JV Company shall be RMB [INSERT AMOUNT], which will be adjusted to and in accordance with 50 percent of the project’s actual total investment.
     The amount, form and percentage of the registered capital contribution:
     (1) SES shall contribute USD cash equivalent to RMB [INSERT AMOUNT] (converted into RMB according to the base exchange rate quoted by the People’s Bank of China on the date of its submission) as its registered capital contribution to the JV Company, representing 49% Ownership Share in the JV Company; and
     (2) YMCIG shall contribute RMB cash equivalent to RMB [INSERT AMOUNT], as its registered capital contribution to the JV Company, representing 51% Ownership Share in the JV Company.
Article 11 Before the JV Company is established, the Parties will make an application to the relevant branch of SAFE to open a special account. Once the account is opened, the Parties shall inject capital into the account in proportion to their respective Ownership Shares as
SES – YMCIG EJV

Pre-operating Expenses and such capital shall be reimbursed to the Parties within ninety (90) days of the registration of the JV Company.
Article 12 The Parties’ registered capital will be contributed in separate instalments. A first instalment of 20% of the registered capital will be made by the Parties within thirty (30) days of the date of issuance of the business license of the JV Company. Further instalments will be contributed thirty (30) days prior to the needs of the JV Company’s construction schedule or the need of the JV Company’s Project Debt provider, as shall be communicated in writing to the Parties by the JV Company.
Article 13 The Parties shall appoint an accounting firm recognized by the Parties and registered in China to verify each Party’s registered capital contributions and issue verification reports with respect to such contributions.
Article 14 Unless otherwise agreed by both Parties and approval is obtained from the Relevant State Agencies:
     (1) the JV Company shall not reduce its registered capital during the Term;
     (2) neither Party shall transfer any of its Ownership Share save as permitted pursuant to Article 17.
Article 15 Subject to the approval by the original examination and approval authority, any increase or decrease in the registered capital of the JV Company shall require the unanimous approval of the Board of Directors, and formalities for the alteration of registration with the original registration office shall be undertaken.
Article 16 (1) The difference between the total investment of the JV Company and the registered capital of the JV Company from time to time (the “Project Debt”) shall be financed by way of bank loans or other forms of security as the Board of Directors may unanimously approve in accordance with Article 24 (2). Each Party shall procure that its Directors shall vote in favour of a resolution of the Board of Directors approving such Project Debt.
     (2) If the JV Company fails to obtain the Project Debt as outlined in Article 16(1), YMCIG hereby agrees to provide corporate guarantees or other security as may be required by the relevant Chinese bank in respect of such debt financing in order for the JV Company to obtain such Project Debt. SES shall pledge its Ownership Share in the JV Company (the “Pledge”) to YMCIG as security for any liabilities or obligations assumed by YMCIG (the “Secured Obligations”) and the counter-pledge shall be in accordance with the “Guaranty Law of the People’s Republic of China” and other relevant laws. The Pledge shall be effective at the same time that the Secured Obligations become effective.
     (3) Neither Party may mortgage its Ownership Share to a third party without the prior written consent of the other Party.
SES – YMCIG EJV

Chapter VI Transfers of Ownership Share
Article 17 (1) Where a Party wishes to make any transfer of part or all of its Ownership Share, it shall obtain the prior approval of the Board of Directors and such transfer shall take effect only after approval has been given by the original examination and approval authority.
     (2) Subject to Article 17(1), if either Party (the “Transferring Party”) proposes to transfer part or all of its Ownership Share to a third party, the other Party (the “Other Party”) shall have the right of first refusal in purchasing such Ownership Share at the same terms and conditions as offered by the Transferring Party to that third party. The Transferring Party shall provide a written notice (“First Notice”) to the Other Party, specifying the terms and conditions to the proposed transfer of such Ownership Share. If the Transferring Party fails to receive a written reply on whether or not the Other Party will exercise its right of first refusal with respect to such Ownership Share within fifteen (15) days of receipt of the First Notice, then, the Transferring Party shall provide another written notice (“Second Notice”). If again the Transferring Party fails to receive such written reply within another fifteen (15) days of receipt of the Second Notice by the Other Party, then it shall be deemed to waive such right of first refusal, and the Transferring Party may opt to sell such Ownership Share to any third party under the same terms and conditions. For the avoidance of doubt, the effectiveness of the terms and conditions for Ownership Share transfer as described in the notice to the Other Party shall be sixty (60) days from the receipt of the First Notice by the Other Party (unless otherwise agreed upon by the Parties).
     (3) Any transfer by the Transferring Party of its Ownership Shares shall not result in less than 25% foreign ownership in the JV Company, unless otherwise agreed by the Other Party in writing.
Chapter VII Responsibilities of the Parties
Article 18 The Parties shall be respectively responsible for the following matters:
     Responsibilities of YMCIG:
     (1) Providing in a timely manner its registered capital contribution to the JV Company in full in accordance with the stipulations of this Contract;
     (2) Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and the Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;
     (3) Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;
     (4) Assisting the JV Company to obtain all necessary consents, approvals or licenses;
     (5) Assisting the JV Company to apply for and obtain tax preference or exemption, value added tax rebates, and other preferential policies or tax treatment for
SES – YMCIG EJV

investment which the JV Company is entitled to pursuant to Chinese national, provincial or local laws, regulations and policies;
     (6) Assisting the JV Company to apply for in a timely manner and obtain all documents required for the contractor under the construction contract to start and complete construction of the Plant;
     (7) Assist to raise financings, and in particular, to liaise with Chinese banks, to structure the relevant financing plan and to review the relevant financing documentation;
     (8) Assisting the JV Company to undergo all formalities for the import of necessary machines and equipment, raw materials and goods, and helping the JV Company to arrange for domestic transportation;
     (9) Performing its obligations under this Contract and the Other Project Documents; and
     (10) Handling other matters entrusted to it by the JV Company.
     Responsibilities of SES:
     (1) Providing its registered capital contribution to the JV Company in accordance with the stipulations of this Contract;
     (2) Performing its obligations under this Contract and the Other Project Documents;
     (3) Assisting the JV Company to obtain all necessary approvals and permits from the Relevant State Agencies to bring about the effectiveness of this Contract, the Articles of Association and the Other Project Documents of the JV Company and to enable the Parties and the JV Company to perform the responsibilities under all the above documents;
     (4) Assisting the JV Company to obtain its Business License from the State Administration for Industry and Commerce or from the institutions authorized thereby;
     (5) Assisting the JV Company to obtain all necessary consents, approvals or licenses to enable the JV Company to obtain sufficient foreign exchange required for performing all its foreign exchange obligations, and for purchasing foreign exchange and remitting it abroad;
     (6) Assisting the JV Company to apply for and obtain tax preference or exemption, VAT rebates and other preferential treatment for investment which the JV Company is entitled to pursuant to Chinese national or local laws, regulations and policies; and
     (7) Handling other matters entrusted to it by the JV Company.
Chapter VIII Commodity Purchase
Article 19 The JV Company shall be responsible for the operation of the Plant and the sales of the Plant’s products.
SES – YMCIG EJV

Article 20 The JV Company shall seek to sell [INSERT SCOPE OF JV COMPANY] and related products in the open market or pursuant to long-term off take agreements.
Article 21 The JV Company shall seek to purchase raw materials and products in the open market or pursuant to long-term off take agreement.
Chapter IX Board of Directors
Article 22 The Board of Directors shall be the highest authority of the JV Company (“Board of Directors”). The Board of Directors shall be composed of eight (8) directors, four (4) directors shall be appointed by SES, and four (4) by YMCIG. The JV Company shall have one Chairman who shall be appointed by YMCIG, and one Vice Chairman who shall be appointed by SES. The term of office of each director of the Board of Directors shall be four (4) years. Each director, including the Chairman and Vice Chairman, shall have only one vote.
Article 23 The term of each director of the 1st session Board of Directors shall commence on the date of the 1st board resolution of the Board of Directors. In case of any vacancy in the Board of Directors due to personal reasons or the removal of any director by the appointing Party, the Party which made the original appointment shall appoint a replacement, within ten (10) days of such resignation or removal, for the remaining term of office of such director.
Article 24 (1) The Board of Directors shall decide all the major matters (as defined by the JV Company’s articles of association) of the JV Company, and conduct overall supervision on the business activities of the JV Company.
     (2) Decisions on the following matters shall be made only with the unanimous approval of each director attending in person or by proxy a duly convened Board of Directors meeting:
(a)	any amendment to the Articles of Association of the JV Company;

(b)	any increase or decrease in the registered capital of the JV Company or the total investment made by the JV Company;

(c)	the change of form of organization of the JV Company through merger, division or consolidation with another economic entity;

(d)	the termination (except for the expiration Term), early termination, liquidation or dissolution of the JV Company;

(e)	any mortgage of any assets of the JV Company;

(f)	the JV Company providing any financial guarantee to any third party for any debts except for the debts of the JV Company; and

(g)	Either Party wishes to make any transfer of part or all of its Ownership Share in accordance with Article 17.
SES – YMCIG EJV

     (3) In the event that the Board of Directors fails to reach an agreement due to any reason on a matter requiring unanimous approval of all the directors, the matter shall be resolved in accordance with the Dispute Resolution Procedure.
     (4) All matters which shall be approved by the Board of Directors, except those set forth in Article 24(2), shall be decided by a simple majority of the directors attending in person or by proxy a Board of Directors meeting.
     (5) The Chairman of the Board of Directors shall be the legal representative of the JV Company. In the event that the Chairman is unable to perform his duties, the Vice Chairman or any other director shall be authorized by the Chairman to temporarily act on his behalf.
     (6) The Board of Directors shall hold a meeting at least twice a year, to be called and presided over by the Chairman. A special Board of Directors meeting shall be called by the Chairman at the request of at least three directors. Minutes of each Board of Directors meeting shall be kept on file. Notices of such Board of Directors meetings shall be provided in writing at least 15 days prior to the date of such meeting. If proper notice is given and a Party does not send enough directors to constitute a quorum as outlined in paragraph (7) below, then the Chairman may provide a second notice of such meeting in writing at least seven (7) days prior to the date of such meeting.
     (7) The quorum for a Board of Directors meeting shall be six (6) directors comprising not less than three (3) of the directors appointed by each Party. If proper notice of a Board of Directors meetings is given and a quorum can not be formed because a Party’s director(s) do not attend, then a second notice of such meeting may be given pursuant to paragraph (6) above and a quorum shall be deemed to exist even if such Party again fails to send the requisite number of directors to form a quorum.
Article 25 The meeting of the Board of Directors shall be held in principle at the legal address of the JV Company.
Chapter X Operation and Management Office
Article 26 The JV Company shall establish an operation and management office, to be responsible for the operation of the JV Company. The operation and management office shall have one General Manager who shall be responsible for the Board of Directors and nominated by SES, and 3 Deputy General Managers, with one Deputy General Manager for Technical Plant Operations to be nominated by SES and two Deputy General Managers for other Operations, except Technical Plant Operation, and finance, including but not limited to supply, sales and External Relations who shall be nominated by YMCIG. The General Manager, Deputy General Managers shall be appointed (and may be removed) by the Board of Directors. A director may hold concurrently the position of General Manager and that of another senior officer.
SES – YMCIG EJV

     The term of the General Manager, Deputy General Managers and Chief Financial Officer shall be 4 years, and General Manager, Deputy General Managers and Chief Financial Officer may serve consecutive terms if reappointed by the Board of Directors, however, if they are removed and replaced, then the successor shall serve the remaining term of the succeeded.
     The General Manager shall be an American-born American with knowledge of Chinese Culture.
Article 27 The General Manager shall make the organizational structure plan formulated on the basis of the actual production and operation of the JV Company, and submit such plan to the Board of Directors for approval.
     The JV Company shall have one Chief Financial Officer who shall be nominated by YMCIG and appointed (and may be removed) by the Board of Directors, and one Vice Chief Financial Officer who shall be nominated by SES, and appointed (and may be removed) by the management.
     Both Parties shall have the right to recommend other management and finance personnel deemed appropriate at their own discretion and such personnel shall be appointed (and may be removed) by the JV Company.
Article 28 The General Manager shall be responsible for the implementation of Board of Directors resolutions and shall organize the daily management and operation of the JV Company. Besides the report on the business operating, the General Manager shall also maintain contact with the Board of Directors, and submit to the Board of Directors, either proactively or at the Board of Directors’ request, reports on any material changes affecting the business operation or business prospects of the JV Company. The Deputy General Managers shall assist the General Manager in his work.
     Either Party shall be entitled to appoint when it deems necessary, at its own cost, an additional auditor to the JV Company, who may audit the JV Company’s financial receipts, payments and accounts (provided that such auditor shall be an external certified auditor being registered and licensed to practice in the PRC).
Article 29 The Parties hereby acknowledge and agree that the Parties, and shall ensure the officers and employees of the JV Company, will observe in a strict manner all Applicable Laws including all anti-corruption regulations, and have not made and will not make directly or indirectly, any payment or present any valuable gifts to any government officials for the purpose of obtaining or retaining business.
Article 30 In the event that the Chairman, Vice Chairman, any director, the General Manager, the Deputy General Managers, the Chief Financial Officer, the Vice Chief Financial Officer, or any other employee is found (i) to be engaged in any business activities other than those of the JV Company, which compete with the JV Company; (ii) to intentionally harm the interest of the JV Company; and such act causes damages to the JV Company; or (iii) to profiteer or be in serious breach of his duties, the JV Company and/or the Board of Directors
SES – YMCIG EJV

shall have the right to dismiss such person from his position, and demand compensation therefrom for such economic losses.
     The role and responsibility of the Board of Directors, Management Office of the JV Company shall be interpreted in accordance with the “Law of the People’s Republic of China on Equity Joint Ventures” and the “Company Law of the People’s Republic of China”, and, if not prescribed in the “Law of the People’s Republic of China on Equity Joint Ventures”, the “Company Law of the People’s Republic of China” shall govern.
Chapter XI Purchase of Equipment
Article 31 The Board of Directors shall approve which equipment or materials are required to be imported, and the vendors for such equipment or materials shall be determined through a competitive bidding process. All such equipment or materials may be exempted from VAT and import duty in accordance with applicable law.
Chapter XII Preparation and Construction
Article 32 During the preparation and construction period of the JV Company, a preparation and construction office shall be established under the Board of Directors so as to organize and manage the preparation and construction of plant, as agreed by the Board of Directors.
Article 33 It is the responsibility of the preparation and construction office to review and examine the engineering design, assess the construction contracts for the Project, organize the procurement, inspection and acceptance of the relevant equipment and materials, formulate the construction milestone schedule, prepare the capital investment plan, control the finances for the engineering works, make construction payments upon final settlement, formulate the relevant administrative measures, and maintain and file documents, drawings and materials during the construction period.
Article 34 The JV Company shall establish several groups within the preparation and construction office in charge of project management, construction, procurement and technology.
Article 35 The preparation and construction office shall be dissolved pursuant to the approval of the Board of Directors, after the completion of the construction of the Plant and the ancillary distribution engineering works and the completion of the taking over procedures. The employees of the preparation and construction office shall be transferred to other responsibilities inside the JV Company.
Article 36 The Parties shall form a design and construction coordination group to assist the work of the preparation and construction office.
SES – YMCIG EJV

Chapter XIII Labor Management
Article 37 The employees of the JV Company shall have the right to establish a labor union organization and carry out labor union activities in accordance with the provisions of the “Labor Union Law of the People’s Republic of China”. The JV Company shall set aside and use labor union funds in accordance with Applicable Laws.
Article 38 Matters regarding recruitment, employment, dismissal, wage, labor insurance and labor protection, and welfare benefits, as well as awards and disciplinary actions, shall be implemented in accordance with the relevant PRC labour laws and regulations, and shall be set forth in the labor contracts. All such labor contracts shall be filed by the JV Company at the Relevant State Agencies for labor administration.
Article 39 Matters of remuneration, social insurance, welfare and the standards for business travel expenses for the management of the JV Company shall be approved at the meeting of the Board of Directors.
Chapter XIV Profit Distribution; Risks and Losses
Article 40 Unless otherwise provided herein, during the Term, the Parties shall share the profits of the JV Company in proportion to their respective Ownership Shares.
     So long as the pledge of SES’s Ownership Shares to YMCIG is in place when the Board of Directors shall resolute on the profit distribution, the JV Company shall distribute to the Parties not less than sixty-five percent (65%) of the Distributable Profits every year during each fiscal year of the Term according to each Party’s contribution to the JV Company’s registered capital contribution. If SES’s Ownership Shares are not pledged to YMCIG or such pledge has been released, then the JV Company shall distribute to the Parties not less than ninety percent (90%) of the Distributable Profits every year during each fiscal year of the Term according to each Party’s contribution to the JV Company’s registered capital contribution. Distributable Profits shall be distributed to the Parties within thirty (30) days of a Board of Directors resolution for the distribution of such Distributable Profits to the Parties. Each Party shall procure that its Directors shall vote in favour of a resolution of the Board of Directors approving the distribution of the Minimum Distribution to the Parties.
Article 41 Any losses of the JV Company from previous years shall be recovered from the profits of the JV Company in the current year before making any distribution to the Parties. If the amount of profits is insufficient to recover such losses, the Reserve Fund shall be utilized for such recovery.
SES – YMCIG EJV

Chapter XV Taxation, Financial Accounting, Audit, Bank Account and Foreign
Exchanges
Article 42 The JV Company shall pay all applicable taxes in accordance with Applicable Laws.
Article 43 The staff and workers of the JV Company shall pay their individual income tax in accordance with the provisions of the “Individual Income Law of the People’s Republic of China”.
Article 44 The JV Company shall allocate funds to the Three Funds in accordance with the provisions of the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures”. The annual allocation of funds to the Three Funds shall be determined by the Board of Directors.
     The Reserve Fund may be used for the reduction of any losses and for making up any shortage of the Enterprise Expansion Fund of the JV Company; the Employee Welfare and Bonus Fund may be used for the payment of bonuses and the collective welfare of the staff and workers; and the Enterprise Expansion Fund of the JV Company may be used for the expansion, improvement and maintenance of the production facilities of the JV Company.
Article 45 The first fiscal year of the JV Company shall commence on the date of the issuance of the JV Company’s business license and end on December 31 of the same year. Afterwards, the fiscal year shall begin on January 1 and end on December 31 of each year. All financial statements, reports and accounting books shall be written in Chinese and English. If necessary, either Party shall be entitled, where necessary, to examine the financial & accounting report, the accounting books and records and other related documents of the JV Company, and to make copies thereof and the Parties shall not disclose such accounting or related records to third parties unless agreed by the JV Company. The expenses of such examination shall be borne by such Party. Such examination shall not interfere with the normal operation of the JV Company. The JV Company shall draft a report each quarter, which shall be submitted to the Parties. The contents of such report shall include the total output generated by the plant, the revenues and expenditures of the JV Company and the situation regarding spare capacity and the efficiency of the Plant, in the previous quarter.
Article 46 The Board of Directors of the JV Company shall engage an internationally recognised accounting firm registered in China to act as its independent auditor, who shall carry out its duties in accordance with Applicable Laws and applicable accounting standards. Such accounting firm shall conduct annual examinations and audits of financial statements of the JV Company and issue relevant certificates and reports. In addition, such accounting firm shall assist in the formulation of the JV Company’s annual financial statements and shall jointly examine, verify and sign-off on such annual financial statements, and any other relevant documents, certificates, reports and statements.
     Within two (2) months of the commencement of each fiscal year, the General Manager shall organize and produce a balance sheet, a profit and loss statement for the previous fiscal year and a proposal for profit distribution, which shall be submitted to the Board of Directors for examination and approval.
SES – YMCIG EJV

Article 47 The JV Company shall use RMB as its standard accounting currency. The JV Company shall open USD and RMB accounts. All matters of the JV Company concerning foreign exchange shall be conducted in accordance with the relevant stipulations of the “Regulations on Foreign Exchange Control of the People’s Republic of China”. All foreign exchange obtained by the JV Company through conversion of its RMB revenue shall be directly deposited into the JV Company’s USD account. All foreign exchange expenditures of the JV Company as well as the return on investment and profits payable by the JV Company to SES shall be drawn from such USD account.
Chapter XVI Construction of the Project
Article 48 The JV Company may employ one or more construction contractor(s) to construct the project through a competitive bidding process.
     The Board of Directors shall be entitled to appoint an independent supervising engineer to oversee the performance of the relevant contractors and sub-contractors under the construction contract. In addition, each Party shall be entitled to appoint a site representative engineer, whose responsibilities shall include the monitoring of construction, staff training and health and safety matters and supervise commissioning and relevant testing of the Plant.
Article 49 The Parties shall jointly appoint one or more design institutes to carry out engineering design for the Project through a competitive bidding process, unless otherwise agreed.
Chapter XVII Term, Termination and Liquidation
Article 50 The term of the JV Company (the “Term”) shall be thirty (30) years commencing from the issuance of the business license. Subject to complying with Applicable Laws, upon the recommendation of the Board, the Parties may apply, at least six (6) months prior to the expiry of the Term, to the original examination and approval authority for an extension of the Term.
Article 51 This Contract shall lapse at the expiry of the Term, unless it is terminated earlier in accordance with the provisions of Article 53.
Article 52 At the expiry of the Term or upon earlier termination in accordance with Applicable Laws, the liquidation of assets of the JV Company shall be conducted in accordance with Applicable Laws and the Articles of Association.
Article 53 In the event that a Party commits a breach of the JV contract (the “Default Party”), the other Party shall be entitled to notify the Default Party in writing (the “Default Notice”) of the existence of the breach and requiring the rectification of such breach by the Default Party within such period as the Parties may agree (or in the absence of such agreement, within thirty (30) days of the date of the Default Notice) or requiring the Default Party to enter into good faith negotiations with the other Party with a view to agreeing a
SES – YMCIG EJV

settlement of the matter. The following articles in this Chapter shall apply only in the event of either (a) failure by the Default Party to rectify the breach specified in the Default Notice within the above specified period (b) failure by the Parties to agree a settlement of the matter or (c) the breach committed by the Default Party is incapable of remedy.
     (1) In the event that either Party fails to contribute its respective registered capital pursuant to the schedule in the amounts as set forth in the JV contract, such Party shall pay liquidated damages to the other Party in the amount of to 0.1% of any unpaid outstanding amount(s) per day, and if the contribution by a Party is overdue for more than ninety [90] days, the other Party, in addition to its entitlement to liquidated damages as aforesaid, shall have the right to terminate the JV contract with immediately effect and to claim against the first Party for any losses arising therefrom.
     (2) In the event that either Party commits a breach of this JV contract which results in loss of or damages to the other Party, unless a settlement has been agreed by the Parties pursuant to articles hereof, the Default Party shall be liable for such loss or damages. In the event that either Party commits a material breach of the JV contract which results in the other Party’s inability to realize the JV’s purpose, such other Party shall have right to terminate this JV contract and claim against the Default Party for any losses arising therefrom.
Chapter XVIII Change in Law
Article 54 If the economic benefits to a Party under this Contract are materially affected after the date of execution of this Contract as a result of either a change in Applicable Laws or the adoption of any new Applicable Laws, the JV Company shall follow such change in Applicable Law and the Parties shall consult promptly with each other in good faith.
Chapter XIX Force Majeure
Article 55 In the event that the performance of this Contract is directly affected or that the Contract cannot be performed in accordance with the agreed-upon terms and conditions due to a Force Majeure event (any event that is uncontrollable, unforeseen and unavoidable), the Party affected by the above Force Majeure events shall do its utmost to reduce the damages to the lowest extent, notify the other Party of the situation resulting from such events, and provide a detailed report on the Force Majeure event together with a valid document evidencing the reasons for which this Contract cannot be performed fully or partially or why performance must be delayed within fifteen (15) days of the occurrence of such Force Majeure event. Such documents shall be issued by the notary public organization or the Relevant State Agencies at the location in which such Force Majeure event occurred. The Parties shall hold discussions and consultations to decide whether this Contract shall be terminated, whether the affected
SES – YMCIG EJV

Party shall be fully or partially exempted from the responsibility to perform this Contract or whether the affected Party shall be given an extension of the Term.
Chapter XX Applicable Laws
Article 56 (1) The execution, effectiveness, interpretation, performance of this Contract and the settlement of disputes shall be governed by PRC law; and
     The JV Company and the Parties shall try their best to obtain favorable tax treatment, preferential investment treatment and other preferential interests and benefits promulgated after the execution of this Contract in addition to those stipulated by this Contract.
Chapter XXI Settlement of Disputes
Article 57 Any dispute, difference or claim arising out of or in connection with this Contract, including (a) any question regarding its existence, validity or termination and (b) any failure by the Board to achieve unanimity where it is required to do so by this Contract or the Articles of Association (each a “Dispute”) shall be resolved in accordance with the dispute resolution procedure set out in Article 57 to Article 60 inclusive (the “Dispute Resolution Procedure”). All negotiations connected with the Dispute shall be conducted in strict confidence and without prejudice to the rights of the Parties in any future legal or arbitral proceedings.
Article 58 All Disputes shall, in the first instance, be referred by either Party (upon notice to the other Party) to the Chief Executive Officer of SES and the Chairman of YMCIG (the “Senior Executives”). The Parties’ respective Senior Executives shall attempt in good faith to resolve the Dispute as soon as possible in a manner satisfactory to both Parties. The joint and unanimous decision of the Parties’ respective Senior Executives as recorded in writing and signed by them shall be binding on the Parties.
Article 59 If the Dispute cannot be resolved by the Parties’ respective Senior Executives within a maximum of thirty (30) days (or such other period as the Parties may agree in writing) after it has been referred to them under Article 58, then the Dispute shall be referred to arbitration in accordance with Article 60.
Article 60 Any Dispute which has not been resolved by the Parties within the time period referred to in Article 59 shall be referred on application by either Party to CIETAC and shall be determined by arbitration in accordance with the provisions of this Article 60:
     (1) any such arbitration shall be conducted in accordance with the CIETAC Arbitration Rules and the provisions of this Article 60;
     (2) the arbitration tribunal shall consist of three arbitrators, one appointed by SES, one by YMCIG and the third arbitrator (the “Presiding Arbitrator”) appointed by agreement between the Parties, or, if the Parties cannot agree, by the Chairman of CIETAC, subject to the criteria set out in sub-Article (3) below;
SES – YMCIG EJV

     (3) the Presiding Arbitrator may not be (i) a national of the PRC or of the United States of America or (ii) a permanent resident or citizen of the Hong Kong Special Administrative Region or Macau Special Administrative Region or Taiwan Province, or (iii) a national of the Mauritius and if either of the Parties fails to appoint an arbitrator within the time specified in the CIETAC Arbitration Rules, the Chairman of CIETAC shall make such appointment in accordance with the criteria agreed herein;
     (4) the place of arbitration shall be Beijing and the arbitration shall be conducted in the English and Chinese languages;
     (5) any arbitral award shall be final and binding;
     (6) the costs of the arbitration, the arbitration fees and the liability for other expenses shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.
     (7) each Party fully implements the arbitration award and waives any right to contest the jurisdiction of CIETAC to hear and to determine any arbitration;
Article 61 During the Dispute Resolution Procedure, except for the relevant matter(s) relating to the arbitration, the Parties shall continue to exercise their respective rights under this Contract, and continue to perform their respective obligations.
Chapter XXII Language
Article 62 This Contract and its Exhibits shall be written in Chinese and English and both versions have equal legal effect, and if there are any discrepancies between the two language versions the Chinese version shall prevail. This Contract shall be executed in ten (10) counterparts: one (1) counterpart for each Party, and the rest for the examination and approval authority and the relevant Administrative Departments of Industry and Commerce, and for the JV Company for filing.
Chapter XXIII Effectiveness and Confidentiality of Contract and Miscellaneous
Article 63 This Contract shall become effective after all the following conditions have been met:
(1)	This Contract has been executed by the legal representatives of the Parties (or representatives authorised by the Parties);

(2)	This Contract has been reported to and approved by the relevant approval authority;

(3)	Other Project Documents have been executed (in terms of the documents to be executed by the JV Company, both Parties have agreed with such in writing).
SES – YMCIG EJV

Article 64 Each Party shall keep confidential for the information obtained by such Party from the other Party during the negotiation and execution of this Contract.
Article 65 The JV Company shall, at its own expense procure necessary insurance during the Project construction and operation of the Plant. The coverage, insurance amount and insurance period shall be determined by the Board of Directors of the JV Company.
Article 66 Any amendment to this Contract shall be agreed upon by the Parties in writing, and shall come into force upon approval by the original examination and approval authority.
Chapter XXIV Representations, Warranties
Article 67 Each of the Parties represents and warrants to the other Party that:
     (1) it is established under the laws of its country of incorporation with effective legal status and possesses full power and authority to enter into this Contract and to perform its obligations hereunder; and
     (2) the execution and performance of the terms of this Contract will not contravene or constitute a default under its constitution documents or any other agreement or document by which it is bound or any law or regulation to which it is subject.
Chapter XXV Notices
Article 68 Notices or other communication required to be given to either Party or to the JV Company shall be given by registered mail, express mail or facsimile to the following addresses or such other addresses as designated by the Parties from time to time:

To YMCIG:

Address:	No. 6, Qian Qiu Road, Yima City, Post Code: 472300, Henan Province, China

Fax:	(86) 398-5898906

For the attention of:Wang Lan Fu

To SES:

Address:	Synthesis Energy Investment Holdings, Inc, 526 Pine City Center, 777 Zhao Jia Bang Road, Shanghai China, Post Code: 200032

Fax:	(86-21) 6422-0869

For the attention of:Huang Da Li
        Notices given to YMCIG by registered mail or facsimile shall be written in Chinese, and notices given to SES by registered mail or facsimile shall be written in Chinese or English. Notices shall be deemed to have been effectively given under the following circumstances:
SES – YMCIG EJV

     (1) Notices given by express delivery shall be deemed effective when recipient signs for the delivery at the designated address;
     (2) Notices given by registered mail shall be deemed effective on the seventh day after the date on which they were sent by registered airmail, postage prepaid (as indicated by the postmark).
     (3) Notices given by facsimile transmission shall be deemed effective on the first business day (at the location of the recipient) following the date of transmission, if confirmed.
Chapter XXVI Miscellaneous
Article 69 The definitions given in Exhibit I shall apply to this Contract.
Article 70 Entire Agreement. This Contract and the Other Project Documents constitute the entire understanding between the Parties with respect to the subject matter of this Contract and the Other Project Documents and supersede all previous written and oral understandings and agreements with respect to the subject matter; neither Party shall have relied upon any representations or warranties, whether express or implied, other than those made in this Contract.
Article 71 Binding Effect of the Contract: the terms of this Contract shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. The provisions of this Contract, whether express or implied, are not intended to, nor shall give any others any form of rights, interests or remedies hereunder or arising herefrom.
Article 72 Postponement and Waiver. To the extent permitted by Applicable Laws, the postponement or failure of a Party to exercise any accumulated rights, power or remedies arising as a result of any default by the Other Party hereunder shall not be construed as a waiver to pursue such default or as a tacit consent to such default, and a waiver to pursue any single default shall not be construed as a waiver to pursue other prior or future defaults.
     This Contract is executed on April 30, 2009 in Zhenzhou City, Henan Province, PRC by the legal representatives (or their authorized proxies) of the Parties.
SES – YMCIG EJV

YIMA COAL INDUSTRY GROUP CO., LTD.	Synthesis Energy Investment Holdings, Inc.

Legal Representative or	Legal Representative or

Authorized Representative	Authorized Representative

Signature:	Signature:

SES – YMCIG EJV

Exhibit I Definitions
“Affiliate” means any person or entity that owns or Controls, is owned or Controlled by or is under common ownership or Control with a Party. However, YMCIG shall not be deemed as an affiliate of other enterprises or entities only because such enterprises or entities are under common ownership or Control of the government.
“Applicable Laws” mean the laws, regulations, provisions, rules of the PRC (including: national, provincial or municipal laws, regulations, provisions, rules or any conditions attached to any necessary approvals or consents).
“Articles of Association” means the articles of association of the JV Company.
“Business License” means the business license of the JV Company to be issued by the local Administration for Industry and Commerce following the signing by the Parties and the approval by the relevant approval authority of this Contract.
“CIETAC” means the China International Economic and Trade Arbitration Commission.
“CIETAC Arbitration Rules” means the arbitration rules for the time being of CIETAC.
“Contract” means this joint venture contract and all preamble, recitals and Exhibits hereto.
“Control” means in relation to a company the ability to exercise, or direct the exercise of, greater than half of the voting power at any meeting of the shareholders or board of directors of that company (and “Controls”, “Controlled” shall be construed accordingly).
“Dispute” has the meaning given in Article 57.
“Dispute Resolution Procedure” has the meaning given in Article 57.
“Distributable Profits” for a given year or half year mean the profits (subject to Article 41) distributable to the Parties hereunder after deduction of the following items from the total revenue of the JV Company in any given year or half year:
(1)	all costs of the JV Company (including but not limited to operating and financing costs);

(2)	all taxes or reserves for taxes payable by the JV Company;

(3)	all amounts to be credited to the Three Funds of the JV Company; and

(4)	debts due or overdue to the JV Company during such fiscal year.
“Enterprise Expansion Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures”.
“Employee Welfare and Bonus Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures”.
SES – YMCIG EJV

“Other Project Documents” means the various contracts and agreements in connection with the Project, including but not limited to the 2 other JV Contracts, and share pledge agreement.
“PRC” or “China” means the People’s Republic of China and “Chinese” shall be construed accordingly.
“Pre-operating Expenses” means any expenses which would, in accordance with generally accepted accounting standards in the PRC, be considered as pre-operating expenses.
“Relevant State Agencies” mean the PRC Government, the Henan Provincial People’s Government, the San Men Xia City People’s Government, Yima City People’s Government, any ministry, department, political sub-division, instrumentality, agency, company, corporation, government undertaking or commission under the direct or indirect control of the PRC Government, the Henan Provincial People’s Government, the San Men Xia City People’s Government, Yima City People’s Government or any political sub-division of them.
“Reserve Fund” shall assume the meaning as assigned to it in the “Law of the People’s Republic of China on Sino-Foreign Equity Joint Ventures”.
“RMB” means the Renminbi, the lawful currency of the PRC.
“SAFE” means the State Administration of Foreign Exchange.
“SES” means Synthesis Energy Investment Holdings, Inc.
“Three Funds” mean the Reserve Fund, Employee Welfare and Bonus Fund and Enterprise Expansion Fund of the JV Company.
“USD” means the United States Dollar, the lawful currency of the United States of America.
“YMCIG” means YIMA COAL INDUSTRY GROUP CO., LTD.
SES – YMCIG EJV